Contact: Investor Relations
                  PrimeSource Healthcare, Inc.
                  520-512-1100
                  ir@pshc.com



FOR IMMEDIATE RELEASE

                    PRIMESOURCE HEALTHCARE APPOINTS OFFICERS


          TUCSON, AZ - DECEMBER 21, 2001 - PrimeSource Healthcare, Inc. today announced that it has named Mr. William H. Lomicka as Chairman of the Board of Directors. Mr. Lomicka has been on the Board of Directors since March 2, 2001. Mr. Lomicka served in many roles within the healthcare industry, including Senior V.P. Finance of Humana, Inc.

          The Company today also announced that it has named Mr. Shaun McMeans as its Chief Operating Officer and Chief Financial Officer. Mr. McMeans, previously the Company's Vice President of Operations, will report directly to Mr. Brad Walker, the Company's Chief Restructuring Officer. Mr. McMeans will assume his new responsibilities on January 2, 2002.

          The Company today also announced that it has named Mr. Joseph Potenza as its Senior Vice President of Sales and Marketing. Mr. Potenza, previously the Company's Vice President of Corporate Accounts, will also report directly to Mr. Walker. Mr. Potenza will assume his new responsibilities immediately.

          PrimeSource Healthcare, Inc. is a leading distributor and manufacturer of specialty surgical, and critical care products in the United States. The Company's surgical and critical care sales and marketing organizations distribute advanced technologies and products that require clinically intensive service and support to more than 3,000 hospitals and surgery centers nationwide. Its Luxtec illumination division manufactures surgical vision systems used by 60,000 surgeons and healthcare providers worldwide. For information contact Public Relations, PrimeSource Healthcare, Inc., 3700 E. Columbia Street, Tucson, AZ, 85714, telephone: 520-512-1100, or the PrimeSource website: www.pshc.com.
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